                                                                     EXHIBIT 2.7

                           STOCK PURCHASE AGREEMENT
                           ------------------------


     This is a Stock Purchase Agreement, dated September 2, 1998 (this "Agreement"), among (i) West Virginia-Indiana Coal Holding Company, Inc., a Delaware corporation ("Purchaser"); and (ii) Stephen Addington, George Jackson Sparks, Robert Hatton, W. Todd Skaggs, Rhonda D. Cavender, Charles J. Helms, Jr., Gilbert Wayne Lawrence, David A. Ison, Willie Begley, Michael P. Moore, and Marvin Linwood Jones, who are the Shareholders (collectively, the "Shareholders") of Hayman Holdings, Inc., a Kentucky corporation (the "Company").

                                   RECITALS
                                   --------

     A. The Shareholders collectively own one hundred percent (100%) of the issued and outstanding shares of the capital stock of the Company (the "Shares") in the following amounts:

     SHAREHOLDERS                   SHARES CURRENTLY OWNED
     ------------                   ----------------------
     Stephen Addington                       765
     George Jackson Sparks                    40
     Robert Hatton                            40
     W. Todd Skaggs                           40
     Rhonda D. Cavender                       25
     Charles J. Helms, Jr.                    15
     Gilbert Wayne Lawrence                   15
     David A. Ison                            15
     Willie Begley                            15
     Michael P. Moore                         15
     Marvin Linwood Jones                     15

     B. The Shareholders wish to sell, and Purchaser wishes to purchase, all of the Shares pursuant to the terms and conditions of this Agreement.

     NOW, THEREFORE, in consideration of the mutual benefits and covenants contained herein, and subject to the terms and conditions set forth herein, the parties agree as follows:

                                   ARTICLE 1
                                  DEFINITIONS
                                  -----------

     1.1  Definitions. As used in this Agreement, the following terms shall have
          -----------
the following meanings:

          (a) "Affiliate" of any Person shall mean (i) a Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is controlled by a Person that controls, such Person; (ii) any trust or estate in which such Person has a beneficial interest or as to which such Person serves as a trustee or in another fiduciary capacity; and (iii) any spouse, parent or lineal descendent of such Person. As used in this definition, "control" shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies, whether through ownership of securities, partnership or other ownership interests, by contract or otherwise.

          (b) "Agent" shall mean Charles J. Helms, Jr. in his capacity as agent for all of the Shareholders other than Stephen Addington as provided in (S) 12.1(c).

          (c) "Approval" shall mean each and every authorization, approval, consent, license, filing and registration by, with or from any nation or state or other political subdivision thereof or by or with any regulatory or governmental authority of any nation or state or other political subdivision thereof or by or with any regulatory or governmental authority of any nation or state or other political subdivision thereof or international organization, self regulatory organization or stock exchange, necessary to authorize or permit the execution, delivery or performance of this Agreement or any other document contemplated hereby or for the validity enforceability hereof or thereof.

          (d)  "Balance Sheet" shall have the meaning given in Section 3.7(a).

          (e) "Bassco Option" shall mean the option held by the Subsidiary to purchase unissued shares of the common stock of Kindill Holding representing Fifty-Eight and One Tenth percent (58.1%) of the outstanding shares of common stock of Kindill Holding on a fully diluted basis.

          (f)  "Bonds" shall have the meaning given in Section 3.34(b).

          (g)  "Business Days" shall have the meaning given in Section 1.3(i).

          (h) "CERCLA" shall mean the Comprehensive Environmental Response, Compensation & Liability Act, 42 USC (S)(S) 9601, et seq. and "CERCLIS" shall
                                                  ------
mean the Comprehensive Environmental Response, Compensation and Liability Information System.

          (i)  "Charges" shall have the meaning given in Section 3.3.

          (j) "Closing" shall mean the consummation of the transactions contemplated in this Agreement in accordance with the provisions of Article 9.

          (k)  "Closing Date" shall have the meaning given in Section 7.8.

          (l)  "Code" shall mean the Internal Revenue Code of 1986, as amended.

          (m)  "Controlled Group Liability" shall mean any and all liabilities
(i) under Title IV or ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and
Section 4980B of the Code, and (v) under corresponding or similar provisions of foreign laws or regulations, other than such liabilities that arise solely out of, or relate solely to, the Employee Benefit Plans.

          (n) "Employee Benefit Plan" shall mean any employee benefit plan, program, policy, practices or other arrangement providing benefits to any current or former employee, officer or director of the Company or the Subsidiary or any beneficiary or dependent thereof that is sponsored or maintained by the Company or the Subsidiary or to which the Company or the Subsidiary contributes or is obligated to contribute, whether or not written, including, without limitation, any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement, and "Employee Benefit Plans" means all such plans, programs, policies, practices and arrangements, collectively.

          (o) "Environmental, Mining and Safety Requirements" shall mean all federal, state and local statutes, regulations, ordinances, permits, judicial and administrative orders and determinations, and similar provisions having the force and effect of law, all contractual obligations and all common law concerning public health and safety, worker health and safety, mine health or safety, surface and underground mining, mineral processing or transport, mine reclamation, pollution or protection of the environment, including, without limitation, all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, release, runoff, containment, control, or clean-up of any Hazardous Substances, Oils, Pollutants or Contaminants (as such terms are defined in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. (S) 300.5) and any mining wastes or byproducts.

          (p) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended and all regulations promulgated thereunder as in effect from time to time.

          (q) "ERISA Affiliates", with respect to any entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business or that is a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

          (r) "Exclusive Sales Agreement" shall mean the Exclusive Sales Agreement, dated October 1, 1997, among Kindill Holding, Kindill Mining and Power Equity Sales.

          (s) "Financial Statements" shall have the meaning given in (S)3.7(a), copies of the Financial Statements being attached hereto as Annex 1.1(s).

          (t) "Francis Release" shall mean the Release Agreement attached hereto as Annex 1.1(t).

          (u) "GAAP" shall mean generally accepted accounting principles in effect from time to time.

          (v)  "Hayman Permits" shall have the meaning given in Section 3.34.

          (w) "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the regulations and Premerger Notification and Report Form promulgated thereunder.

          (x) "Instrument" shall mean any written agreement, contract, arrangement, mortgage, indenture, obligation or commitment.

          (y) "Intellectual Property" shall mean trade names, trademarks or service marks, together with the good will associated therewith; copyrights; pending or issued registrations for any of the foregoing; patents and patent applications; unpatented inventions; trade secrets and other confidential or proprietary information, computer programs, processes, formulas and methods; and all other intangible property rights of any kind.

          (z)  "IRS" shall mean the Internal Revenue Service.

          (aa) "Kindill Agreement" shall mean the Stock Purchase Agreement, dated September 2, 1998, between the shareholders of Kindill Holding and Purchaser, pursuant to which Purchaser shall acquire all of the outstanding capital stock of Kindill Holding.

          (bb) "Kindill Holding" shall mean Kindill Holding, Inc., a Kentucky corporation.

          (cc) "Kindill Mining" shall mean Kindill Mining, Inc., an Indiana corporation.

          (dd) "Leased Real Property" shall have the meaning given in Section 3.27(a).

          (ee) "Leased Tangible Assets" shall have the meaning given in Section 3.12(b).

          (ff) "Liabilities" (whether or not capitalized) shall mean all accounts payable, notes payable, liabilities, commitments, indebtedness or obligations of any kind whatsoever, whether absolute, accrued, contingent, matured or unmatured, of the Company, or to which any property or assets of the Company are subject.

          (gg) "Loss" shall have the meaning given in Section 10.2.

          (hh) "Material" (whether or not capitalized) shall include any matter which might influence Purchaser's decision to consummate the transactions contemplated herein.

          (ii) "Material Adverse Effect" shall mean an effect, event, occurrence or state of facts that, individually or aggregated with other effects, events, occurrences or states of facts, is materially adverse to (i) the assets, business, property, results of operations, condition (financial or otherwise) or prospects of the specified entity and its subsidiaries taken as a whole, (ii) the ability of the specified entity to perform its obligations under this Agreement or any of the Other Documents, or (iii) the validity or enforceability of this Agreement or any of the Other Documents or, when used with respect to the Company or the Subsidiary, the material rights or remedies of Purchaser thereunder (in any capacity).

          (jj) "Multi-employer Plan" shall mean any "multi-employer plan" within the of Section 4001(a)(3) of ERISA.

          (kk) "Notices" shall have the meaning given in Section 12.1.

          (ll) "Other Documents" shall mean the Power Equity Agreement, the Francis Release and all other agreements, certificates, opinions, instruments or documents contemplated by, required by or referred to in, this Agreement for the consummation of the transactions contemplated hereby.

          (mm) "Owned Real Property" shall have the meaning given in Section 3.27(b).

          (nn) "Owned Tangible Assets" shall have the meaning given in Section 3.12(a).

          (oo) "Permitted Charges" shall mean (i) Charges for taxes and assessments or governmental charges not yet due or which are being contested in good faith and by appropriate proceedings and for which adequate reserves have been established and which are accurately reflected in the Financial Statements;
(ii) Charges in favor of landlords, carriers, warehousemen, mechanics, workmen and materialmen and construction or similar liens arising by operation of law or incurred in the ordinary course of business for sums not yet due or that are being contested in good faith and for which adequate reserves have been established and which are accurately reflected in the Financial Statements;
(iii) Charges in respect of pledges or deposits under worker's compensation laws or similar legislation, unemployment insurance or other types of social security or to secure the performance of tenders, statutory obligations, surety and special bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, each of which is accurately reflected in the Financial Statements; (iv) Charges reflected in the Financial Statements;
(v) Charges to be discharged at or prior to closing; (vi) rights reserved to or vested in any governmental authority to control or regulate any Real Property or interests therein in any manner, and all laws of any governmental authority;
(vii) Charges related to the Debt Instruments; and (viii) with respect to real property used or held for mining purposes, easements, rights-of-way and other Charges typically found on real property used for mining purposes, which Charges do not materially impair mining operations conducted on, under or upon any parcel or parcels of such real property.

          (pp) "Permits" shall have the meaning given in Section 3.34(a).

          (qq) "Person" shall mean any person, firm, trust, partnership, corporation or other business entity.

          (rr) "Plan" shall mean any Employee Benefit Plan other than a Multi-employer Plan.

          (ss) "Power Equity Agreement" shall mean the Option Agreement and related agreements pursuant to which Kindill Holding and Kindill Mining are acquiring from Power Equity Sales an option to terminate the Exclusive Sales Agreement.

          (tt) "Power Equity Sales" shall mean Power Equity Sales, LLC, a Kentucky limited liability company.

          (uu)  "Purchase Price" shall have the meaning given in Section 2.2.

          (vv)  "Qualified Plans" shall have the meaning given in Section
3.21(c).

          (ww) "Real Property" shall mean the Owned Real Property and the Leased Real Property, collectively.

          (xx)  "Related Party Transactions shall have the meaning given in
Section 3.29(a).

          (yy) "Return" shall mean any tax return, statement, report or form (including) estimated tax returns and reports and information returns and reports) required to be filed with any Taxing Authority with respect to Taxes.

          (zz)  "Rules " shall have the meaning given in Section 11. 4.

          (aaa) "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

          (bbb) "Shareholders' knowledge" shall have the meaning given in
Section 12.7.

          (ccc) "SMCRA" shall mean the Surface Mining Control and Reclamation Act of 1977, as amended.

          (ddd) "Subsidiary" shall mean Bassco Valley, LLC, a Delaware limited liability company.

          (eee) "Tax" or "Taxes" shall mean any income, alternative or add-on, ad valorem, transfer, withholding, franchise, profits, license, payroll, employment, excise, severance, stamp, occupation, premium, property, land value increment, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever imposed on the Company or the Subsidiary and together with any interest or any penalty, addition to tax or additional amount imposed with respect to any interest or any penalty, addition to tax or additional amount imposed with respect to any of the foregoing taxes by any Taxing Authority.

          (fff) "Taxing Authority" shall mean any U.S. federal, state, local or foreign governmental authority responsible for the imposition of any relevant Tax.

          (ggg) "Withdrawal Liability" shall mean liability to a Multi-employer Plan as a result of a complete or partial withdrawal from such Multi-employer Plan.

     1.2  Additional Terms. Other capitalized terms used in this Agreement but
          ----------------
not defined in Section 1. 1 above shall have the meanings ascribed to them wherever such terms first appear in this

Agreement; or, if no meanings are so ascribed, the meanings customarily associated with such terms in the coal mining industry.

     1.3  Rules of Interpretation.
          -----------------------

          (a) The singular includes the plural and the plural includes the singular.

          (b)  The word "or" is not exclusive.

          (c) A reference to a Person includes its permitted successors and permitted assigns.

          (d) Except as otherwise defined herein, accounting terms have the meanings assigned to them by generally accepted accounting principles, as applied by the accounting entity to which they refer.

          (e)  The words include, includes " and " including " are not limiting.

          (f) A reference in a document to an Article, Section, Exhibit, Schedule, Annex or Appendix is to the Article, Section, Exhibit, Schedule, Annex or Appendix of such document unless otherwise indicated. Exhibits, Schedules, Annexes or Appendices to any document shall be deemed incorporated by reference in such document.

          (g) References to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) shall include all documents, instruments or agreements issued or executed in replacement thereof, and (c) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified and supplemented from time to time and in effect at any given time.

          (h) The words "hereof," "herein" and "hereunder" and words of similar import when used in any document shall refer to such document as a whole and not to any particular provision of such document.

          (i) References to "days" shall mean calendar days, unless the term "Business Days" shall be used. "Business Days" shall mean all days other than any Saturday, Sunday or legal holiday in Kentucky.

          (j) This Agreement and the Other Documents are the result of negotiations among, and have been reviewed by, Purchaser and the Shareholders. Accordingly, this Agreement and the Other Documents shall be deemed to be the product of all parties thereto, and no ambiguity shall be construed in favor of or against any party.

                                   ARTICLE 2
                               PURCHASE AND SALE
                               -----------------

     2.1  Purchase of the Shares. Subject to the terms and conditions of this
          ----------------------
Agreement, the Shareholders hereby agree to sell, transfer and deliver to Purchaser, and Purchaser hereby agrees to purchase, the Shares.

     2.2  Purchase Price. The purchase price (the "Purchase Price") for the
          ----------------
Shares shall be Four Million Six Hundred Ninety-One Thousand Five Hundred Seventy-Five Dollars ($4,691,575), which shall be paid to the Shareholders by wire transfer of immediately available funds in accordance with Schedule 2.2.
                                                                -------------

     2.3  Allocation of Purchase Price. The Shareholders agree to allocate the
          ----------------------------
Purchase Price for the Shares as provided in Schedule 2.2. The parties agree to file any and all applicable Tax Returns and other required tax schedules in accordance with such allocation and Code Section 1060 and will not adopt or otherwise assert tax positions inconsistent therewith. The parties each shall prepare and file completed Form 8594 for the taxable year in which the Closing takes place. which form shall be consistent with the requirements set forth in this Section 2.3.

                                   ARTICLE 3
              REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS
              --------------------------------------------------

     The Shareholders, jointly and severally, represent and warrant to the Purchaser that to the best of the knowledge of each of the Shareholders (except with respect to the representations and warranties contained in (S)(S)3.1, 3.2, 3.3, 3.4, 3.5, and 3.6, which shall not be qualified with respect to the knowledge of any Shareholder) as of the date hereof and as of the Closing Date:

     3.1  Organization, Power, Authority, Etc.
          ------------------------------------

          (a) Each of the Company and the Subsidiary is validly organized and existing and in good standing under the laws of Kentucky and Delaware, respectively. Each of the Company and the Subsidiary (i) is duly qualified to do business and in good standing as a foreign corporation or a foreign limited liability company, as the case may be, in each jurisdiction where the nature of its business makes such qualification necessary except for such failures to be so qualified as would not, individually or in the aggregate, have a Material Adverse Effect on the Company or the Subsidiary, and (ii) has full corporate power and authority to own and hold under lease its property and to conduct its business substantially as presently conducted by it, except for such failures to have power and authority as could not reasonably be expected to have a Material Adverse Effect on the Company or the Subsidiary, as the case may be, Schedule
                                                                     --------
3.1 lists the jurisdictions in which each of the Company and the Subsidiary is
---
qualified to do business.

          (b) The minute books of the Company and the Subsidiary correctly reflect all actions taken by the Company's directors and shareholders and the Subsidiary's members and managers in their capacity as such, and correctly record all resolutions adopted by them. All actions required of the Company and the Subsidiary have been taken, and all reports or returns required to be filed by the Company and the Subsidiary have been filed. Each of the Company and the Subsidiary has full power and authority to enter into and perform its obligations under this Agreement and each Other Document.

     3.2  Due Authorization.
          -----------------

          (a) The Shareholders have full right, power, authority, and capacity to execute and deliver this Agreement and the Other Documents, and to perform their respective obligations under this Agreement and the Other Documents.

          (b)  Except as set forth on Schedule 3.2, the execution, delivery and
                                      ------------
performance by the Company and the Subsidiary of this Agreement and each of the Other Documents, as the case may be, including each of the transactions contemplated hereby and thereby: (i) have been duly authorized by all necessary proceedings on the part of the Company and the Subsidiary, as the case may be;
(ii) do not require any Approval which has not been obtained or will not be obtained prior to the Closing Date; (iii) will not conflict with or result in any violation of, any provision of the certificate of incorporation and by-laws (or any equivalent organizational documents) of the Company or the Subsidiary, as the case may be; (iv) do not and will not conflict with any provision of any material Instrument of the Company or the Subsidiary or any present law or governmental regulation applicable to the Company or the Subsidiary, or their assets, properties or operations or any court decree or order applicable to the Company or the Subsidiary, or their assets, properties or operations; (v) do not and will not result in or require the creation or imposition of any Charges on any of the properties of the Company or the Subsidiary; and (vi) do not require any notices, filings or authorizations to be given, filed or obtained from any governmental authority other than notices required under the HSR Act.

     3.3  Title to Stock. The Shareholders have, and at the Closing will have,
          ----------------
good and marketable (legal and beneficial) title to the Shares, free and clear of all liens, pledges, proxies, voting trusts, licenses, security interests, easements, rights-of-way, use restrictions, options, title defects, mortgages, claims, charges, restrictions or encumbrances of any kind or nature whatsoever (collectively, "Charges"), and there are no outstanding purchase agreements, options, warrants, or other rights of any kind whatsoever entitling any Person to purchase or acquire an interest in any of the Shares or restricting their transfer in accordance with this Agreement. Each Shareholder owns of record and beneficially the Shares set forth by his name in Recital A. Upon delivery of the certificates representing the Shares, and upon receipt of the Purchase Price, good and valid title to the Shares will pass to Purchaser, free and clear of all Charges.

     3.4  Validity, Etc.  Assuming due execution as necessary by Purchaser, this
          --------------
Agreement and each Other Document executed by the Shareholders, the Company or the Subsidiary in accordance herewith constitutes the legal, valid and binding obligations of each such Person executing such document enforceable in accordance with its respective terms.

     3.5  Capitalization of the Company.
          -----------------------------

          (a) As of the date hereof, the authorized capital stock of the Company consists of Two Thousand (2,000) shares of common stock, no par value per share. There are no outstanding (A) securities or obligations of the Company convertible into or exchangeable for any capital stock of the Company, (B) warrants, rights or options to subscribe for or purchase from the Company any capital stock or any such convertible or exchangeable securities or obligations, except for the Bassco Option, or (C) obligations of the Company to issue such shares, any such convertible or exchangeable securities or obligations, or any such warrants, rights or options. No person has preemptive or similar rights with respect to the securities of the Company. There are no obligations of the Company or the Subsidiary to vote or to repurchase, redeem or otherwise acquire, or to register under the Securities Act, any shares of capital stock of the Company or membership interests in the Subsidiary.

          (b) Except as set forth on Schedule 3.5, all of the outstanding capital stock of the Company has been duly authorized and validly issued, is fully paid and nonassessable and is owned by the Shareholders, free and clear of any Charges of any kind, there are no rights granted to or in favor of any third party, other than the Company, to acquire any such capital stock, any additional capital stock or any other securities of the Company (including securities convertible into or exchangeable for capital stock), and there exists no restriction on the payment of cash dividends by the Company.

     3.6  Subsidiary. As of the Closing, all of the membership interests of the
          ----------
Subsidiary will be owned by the Company free and clear of any Charges of any kind. There are no rights granted to or in favor of any third party to acquire any such membership interests, any additional membership interests or any other securities of the Subsidiary (including securities convertible into or exchangeable for membership interests), and there exists no restriction on the payment of cash dividends by the Subsidiary. Neither the Company nor the Subsidiary owns or controls, directly or indirectly, any capital stock of any other corporation or any interest in any other Person, except for the Bassco Option.

     3.7  Financial Statements.
          --------------------

          (a) The unaudited consolidated balance sheets of the Company as of December 31, 1997, are set forth as Schedule 3.7 (the "Balance Sheet" and the
                                    ------------
"Financial Statements"). The Financial Statements: (i) were prepared: (x) from and in accordance with the books and records of the Company and the Subsidiary and (y) in accordance with GAAP, consistently applied; and (ii) fairly present the financial condition, results of operations and cash flows of the Company and the Subsidiary at the dates and for the period to which they relate, subject, in the case of unaudited statements, to normal year-end audit adjustments (consisting only of normal recurring accruals).

          (b)  The Company was incorporated on September 17, 1996.

          (c) The reserves for future costs associated with workers' compensation, Black Lung and unemployment compensation as stated in the Financial Statements and in the books, records and financial statements of the Company are fair and reasonable and in accordance with

GAAP and the appropriate financial accounting standards. The Company has accrued its and the Subsidiary's obligations for retiree medical benefits in accordance with Statement of Financial Accounting Standards No. 106.

     3.8    Contingent Liabilities. The Company and the Subsidiary do not have
            ----------------------
any material liabilities other than (i) as set forth on the Financial Statements, (ii) as reflected in, reserved against or otherwise disclosed in the Balance Sheet or the notes thereto, and (iii) liabilities and obligations which would not individually or in the aggregate have a Material Adverse Effect on the Company or the Subsidiary.

     3.9    Approvals. Except as set forth on Schedule 3.9 of the Disclosure
            ---------                         -------------
Schedule, no approval is required to be obtained by the Company or the Subsidiary for the consummation of the transactions contemplated by this Agreement.

     3. 10  No Existing Violation, Default, Etc. Neither the Company nor the
            ------------------------------------
Subsidiary is, or upon consummation of the transactions contemplated hereby will be, in violation of (a) its certificate of incorporation, by-laws or other organization documents, (b) except as set forth in Schedule 3.10, any applicable
                                                   -------------
law, rule, restriction, order, judgment, decree, ordinance, rule or regulation of any governmental entity or administrative body, which violation has or could reasonably be expected to have a Material Adverse Effect on the Company or the Subsidiary, or (c) except as set forth in Schedule 3.10 any order, decree or
                                          -------------
judgment of any court or governmental agency or body having jurisdiction over the Company or the Subsidiary, which violation has or could reasonably be expected to have a Material Adverse Effect on the Company or the Subsidiary. Except as disclosed in Schedule 3.10, no breach or event of default or event
                       ---------------
that, with the giving of notice or the lapse of time or both, would constitute a breach or event of default exists or, upon the consummation of the transactions contemplated by this Agreement, will exist under any Instrument to which the Company or the Subsidiary is a party or by which the Company or the Subsidiary is bound or to which any of the properties, assets or operations of the Company or the Subsidiary is subject, which breach or event of default, or event that, but for the giving of notice or the lapse of time or both, would constitute a breach or event of default, has or could reasonably be expected to have a Material Adverse Effect on the Company or the Subsidiary.

     3. 11  Licenses, Etc. The Company and the Subsidiary hold, own and possess
            --------------
all material governmental, regulatory and other filings, licenses, approvals, registrations, permits, consents, franchises and concessions (collectively, "Licenses") necessary for the ownership of the property and conduct of the businesses of the Company and the Subsidiary, as now conducted. Such Licenses are held without any infringement upon rights of other Persons, any violation of law or regulation or any breach of a contractual or other obligation except for such infringements, violations or breaches as could not reasonably be expected to have a Material Adverse Effect on the Company or the Subsidiary. None of such Licenses is being or has been challenged or revoked and no statement of intention to challenge, revoke or fail to renew any such License has been received by the Company or the Subsidiary. The Company and the Subsidiary are in compliance with their respective obligations under such Licenses, with such exceptions as individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect on the Company or the Subsidiary, and no event has occurred that allows or, after notice or lapse of time or both, would allow revocation, suspension, limitation or termination of such Licenses, except such events as could not reasonably be expected to have a Material Adverse Effect on the Company or the Subsidiary.

     3.12 Tangible Personal Property.
          --------------------------

          (a) Schedule 3.12(a) sets forth a true and complete list of all the
              ----------------
principal items of machinery, equipment, vehicles, and other tangible personal property now owned by the Company or the Subsidiary in their business (the "Owned Tangible Assets"). Except as set forth on Schedule 3.12(a), as of the
                                                 ------------------
Closing Date and immediately following the consummation of the transactions at Closing, the Company, or the Subsidiary as applicable, will have good and marketable title to all of its fixed assets, operating assets and other tangible personal property including, without limitation, its Owned Tangible Assets, free and clear of all Charges. The execution and delivery of this Agreement, and the consummation of the transactions contemplated by this Agreement, will not result in the creation of any Charge on any of the Owned Tangible Assets. The Owned Tangible Assets shall be in good working order on the Closing Date, except for normal wear and tear and deterioration associated with the operation of such assets in the ordinary course of the Company's or the Subsidiary's business, and are suitable for the purposes for which they are presently used.

          (b) Schedule 3.12(b) sets forth a true and complete list of all the
              ----------------
principal items of machinery, equipment, vehicles, and other tangible personal property now leased by each Company in its business, together with a brief description of the principal terms of each lease (the "Leased Tangible Assets"). Except as set forth on Schedule 3.12(b), as of the Closing Date and immediately
                       ------------------
following the consummation of the transactions at Closing, the Company, or the Subsidiary as applicable, will have good and transferable leasehold interests in all of its Leased Tangible Assets, in each case under valid leases enforceable against the lessors thereunder. The execution and delivery of this Agreement, and the consummation of the transactions contemplated by this Agreement, will not result in the creation of any Charge on any of the Leased Tangible Assets or result in any default under or violation of any applicable lease agreement. The Leased Tangible Assets shall be in good working order on the Closing, Date, except for normal wear and tear and deterioration associated with the operation of such assets in the ordinary course of the Company's or the Subsidiary's business, and are suitable for the purposes for which they are presently used.

     3.13 Sufficiency of Assets. The tangible real and personal property,
          ---------------------
including, without limitation, plants, buildings, structures, equipment, machinery and vehicles, owned or leased by the Company or the Subsidiary or used or employed by either of them in their respective business, are sufficient and adequate to carry on their respective businesses as presently conducted.

     3.14 Environmental Matters. Except as set forth in Schedule 3.14:
          ---------------------                         -------------

          (a) Without limiting Section 3.14, except as could not reasonably be expected to have a Material Adverse Effect on the Company or the Subsidiary, the Company and the Subsidiary are in compliance in all respects with all Environmental, Mining and Safety Requirements, and have filed all notices and compliance reports required to be filed under any Environmental, Mining and Safety Requirements (including, without limitation, notices and reports indicating past or present treatment, storage or disposal, or reporting a spill or release into the environment, of any Hazardous

Substances, Oils, Pollutants or Contaminants), and (i) neither the Company nor the Subsidiary has received any written communication or other notice from any governmental authority alleging that the Company or the Subsidiary is not in compliance, in all material respects, with Environmental, Mining and Safety Requirements, (ii) all contract mining activities performed on Real Property for which the Company or the Subsidiary retains liability under Environmental, Mining and Safety Requirements have been conducted in compliance in all material respects with all Environmental, Mining and Safety Requirements, (iii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice have been filed or commenced against or otherwise given to the Company or the Subsidiary alleging any failure so to comply, and (iv) neither the Company nor the Subsidiary has any material contingent liability with respect to its business in connection with any Hazardous Substances, Oils, Pollutants, or Contaminants or under any Environmental, Mining, or Safety Requirements.

          (b) The Company and the Subsidiary maintain reserves for future costs associated with reclamation and mine closings for all Real Property (including any formerly owned or leased Real Property for which the Company or the Subsidiary has retained or assumed liability either contractually or by operation of law) in accordance with GAAP and the Company's and the Subsidiary's reclamation projects and procedures are on schedule in accordance with SMCRA, in all material respects and are being conducted in a manner that complies with all other legal requirements in all material respects (including those governing bonding and financial responsibility for reclamation and all Environmental, Mining and Safety Requirements).

          (c) (i) Neither the Company nor the Subsidiary has been notified that it is a potentially responsible party, or that any governmental authority or other individual is seeking information in connection with or advising the Company or the Subsidiary that it is responsible for, or potentially responsible for, costs under Environmental, Mining and Safety Requirements, including CERCLA, for cleanup of, or investigatory, remedial or other corrective action required with respect to Hazardous Substances, Oils, Pollutants or Contaminants at any Real Property or at any other location; (ii) to the knowledge of the Company, no Real Property is listed on any federal or state contaminated site list, including the national priority list under CERCLA, the CERCLIS, or any state counterparts; and (iii) neither the Company nor the Subsidiary has knowledge of any release of Hazardous Substances, Oils, Pollutants or Contaminants in quantities requiring investigation or cleanup at any of the Owned Real Property or Leased Real Property or at any other location.

          (d) The Company has provided Purchaser with (i) all information within its possession regarding the environmental history of the operations of the Company and the Subsidiary, including any audits, site assessments, sampling or test results related to Hazardous Substances, Oils, Pollutants or Contaminants, environmental impact statements, and liability studies prepared by or for the Company or the Subsidiary, or by any third party, including governmental agencies or insurance companies, and (ii) a list of all material Licenses held by the Company and the Subsidiary under Environmental, Mining and Safety Requirements.

          (e) The Company and the Subsidiary have duly complied with, and their respective businesses, operations, assets, equipment, leaseholds and facilities, including, without limitation, the Real Property, are in full compliance with, the provisions of all federal, state and local environmental, health and safety laws, codes and ordinances, and all rules and regulations promulgated thereunder, including, without limitation, all laws and regulations with respect to reporting releases of Hazardous Substances and the registration, testing and maintenance of underground storage tanks.

          (f)     Except in accordance with a valid License listed on Schedule
                                                                      --------
3.14, there has been no emission, spill, release, discharge or threatened
----
release into or upon (i) the air; (ii) the soils or any improvements located thereon; (iii) the surface water or ground water; or (iv) the sewer, septic system or waste treatment, storage or disposal system servicing the Real Property, of any Hazardous Substance, Oil, Pollutant or Contaminant at or from any of the Real Property.

     3.15 Taxes.  Except as set forth on Schedule 3.15: (a) each of the Company
          -----                          -------------
and the Subsidiary has duly filed all reports and returns relating to federal, state, local or foreign income Tax required to be filed by it up to and including the date hereof; (b) each of the Company and the Subsidiary has maintained all required records with respect to Taxes and has duly paid all Taxes shown as due on all Returns filed by it; and (c) reserves for Taxes reflected in the Balance Sheet (other than for deferred Taxes) are not less, by a material amount, than the Taxes that are attributable to periods up to and including the periods contemplated by the Balance Sheet or that have otherwise accrued as of the date of the Balance Sheet; (d) there are no Tax liens upon any property or assets of the Company or the Subsidiary, except liens for current Taxes not yet due; (e) no deficiencies have been proposed, asserted or assessed against the Company or the Subsidiary in writing, and no issue has been raised by any taxing authority in writing in any examination about which any of the officers or directors of the Company or the Subsidiary (and employees responsible for Tax matters of the Company or is Subsidiary) have knowledge which, by application of the same or similar principles, reasonably could be expected to result in a deficiency for any other period not so examined, except for any deficiency which could not reasonably be expected to have a Material Adverse Effect on the Company or the Subsidiary; (f) with respect to periods commencing a after December 31, 1992 and ending before January 1, 1998, neither the Company, nor the Subsidiary or any of their respective predecessors in interest has incurred any liability for Taxes that is unpaid; (g) there are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Taxes or Returns of the Company or the Subsidiary for any period; (h) all Returns for the Company and the Subsidiary in respect of all years not barred by the statute of limitations have heretofore been made available by the Company to Purchaser and such Returns are true, correct and complete in all material respects; (i) neither the Company nor the Subsidiary has, with regard to any assets or property held, acquired or to be acquired by it, filed a consent to the application of Section 341(f)(2) of the Code; and (j) no amount of compensation paid by the Company or the Subsidiary in 1997 or the part of 1998 preceding the Closing Date is non-deductible for purposes of federal, or any applicable state or local income Tax, except for any amount which could not reasonably be expected to have a Material Adverse Effect on the Company or the Subsidiary.

     3.16 Litigation. Except as set forth in Schedule 3.16, there is no pending
          ----------                         -------------
action, suit, proceeding, arbitration or investigation (nor any group of actions, suits, proceedings, arbitrations or, investigations arising out of the same event, transaction, occurrence or pattern of activity by the Company or the Subsidiary) against or affecting the Company or the Subsidiary or any of their respective properties, businesses, assets or operations, or with respect to which the Company or the

Subsidiary is responsible by way of indemnity or otherwise, (i) that questions the validity of this Agreement or any action to be taken pursuant to this Agreement or seeks to impose material damages in connection with the transactions contemplated hereby, or (ii) that could reasonably be expected to have an adverse effect on the Company or the Subsidiary in the amount of Two Hundred Fifty Thousand Dollars ($250,000.00) or more or that could materially affect the ability of the Shareholders to perform their obligations under this Agreement. Except as set forth in Schedule 3.16, no such actions, suits,
                                  -------------
proceedings or investigations are threatened or contemplated.

     3.17 Compliance with Laws.
          ---------------------

          (a) Except as set forth on Schedule 3.17, each of the Company and the
                                     ---------------
Subsidiary is in compliance with every statute, rule, restriction, law, regulation, order, judgment or decree of any governmental entity applicable to it or by which it is bound, including, without limitation, the Fair Labor Standards Act or regulations under such act or other laws and regulations relating to wages, hours, labor agreements, the payment of Social Security and similar taxes, unemployment or workers' compensation, including black lung benefits, except for such failures as would not have a Material Adverse Effect on the Company or the Subsidiary. Neither the Company nor the Subsidiary has received from any governmental or regulatory authority any written notice alleging any material violation of law or claiming any material liability of the Company or its Subsidiarily as a result of any such alleged material violation.

          (b) Except for acts, omissions or liabilities that could not reasonably be expected to have a Material Adverse Effect on the Company or the Subsidiary, neither the Company nor the Subsidiary is liable for any arrearages, taxes or penalties with respect to any of their employees in regard to any violation or potential violation of the Fair Labor Standards Act or regulations under such act or other laws and regulations relating to wages, hours, labor agreements, payment of Social Security and similar taxes, unemployment or workers' compensation including Black Lung benefits and obligations and/or similar state laws and regulations.

     3.18 Labor Relations. Except as set forth in Schedule 3.18:
          -----------------                       --------------

          (a) The Company and the Subsidiary are in compliance in all respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, excluding Environmental, Mining and Safety Requirements (which are addressed separately in Section 3.18), except for such failures as could not reasonably be expected to have a Material Adverse Effect on the Company or the Subsidiary.

          (b) The Company and the Subsidiary are in compliance with all provisions of applicable collective bargaining agreements, and arbitration, administrative and judicial decisions interpreting and/or affecting such agreements, except for such failures as could not reasonably be expected to have a Material Adverse Effect on the Company or the Subsidiary.

          (c) There is no unfair labor practice charge or complaint or any other labor employment matter against or involving the Company or the Subsidiary pending or, to the Shareholders' knowledge, threatened before the National Labor Relations Board or any court of law which could reasonably be expected to have a Material Adverse Effect on the Company or the Subsidiary.

          (d) There is no labor organizing activity, strike, dispute, lockout, slowdown or stoppage actually pending or, to the Shareholders' knowledge, threatened against the Company or the Subsidiary.

          (e) Since January 1, 1994, there has been no certified collective bargaining representative of the Company's or the Subsidiary's employees, no demand made to the Company or the Subsidiary for recognition by any collective bargaining representative, and no petition for an election filed with the National Labor Relations Board or any other governmental authority or Person with respect to the Company's or the Subsidiary's employees.

          (f) There are no charges, investigations, administrative proceedings or formal complaints of discrimination (including discrimination based upon sex, age, marital status, race, color, religion, national origin, sexual preference, disability, handicap or veteran status) pending or threatened before the Equal Employment Opportunity Commission or any federal, state or local agency or court against the Company or the Subsidiary, except for those which could not reasonably be expected to have a Material Adverse Effect on the Company or the Subsidiary.

          (g) Neither the Company nor the Subsidiary has any liability for current or future obligations under the Industry Retiree Health Benefit Coal Act of 1992, as amended.

     3.19 Contract Miners. Truckers and Others. Schedule 3.19 contains a
          ------------------------------------  -------------
complete and accurate list of all Persons with whom the Company or the Subsidiary has at any time since January 1, 1998, had any contract, understanding or agreement (oral or written but exclusive of any employment agreement with any hourly or salaried employees) or joint venture agreement or partnership to perform services relating to the operations and facilities of the Company or the Subsidiary, including, but not limited to, contracts, understandings and/or agreements involving sludge and/or slurry, the mining of coal, the preparation of coal, or the loading or hauling by truck, railroad, barge or otherwise of coal or refuse in connection with any coal 9 operations. To the Shareholders' knowledge, each such person and each subcontractor thereof has all insurance required by the terms of any agreement between such person and the Company or the Subsidiary. Neither the Company nor the Subsidiary or their respective Affiliates are either a common or joint employer with respect to, or have exercised any control over the employees or labor relations of any such person.

     3.20 Contracts and Commitments.
          -------------------------

          (a) Except as set forth on Schedule 3.20, neither the Company nor the
                                     ---------------
Subsidiary is a party to any: (i) collective bargaining agreement or contract with any labor union; (ii) bonus, pension, profits sharing, retirement or other form of deferred compensation plan; (iii) stock purchase, stock option, stock appreciation or similar plan; (iv) contract for the employment of any officer, individual employee or other person on a full-time or consulting basis involving annual compensation by the Company or the Subsidiary in excess of One Hundred Thousand Dollars ($100,000.00); (v) agreement or indenture relating to borrowing money in excess of Two Hundred Fifty Thousand

Dollars ($250,000.00) or to mortgaging, pledging or otherwise placing a lien on any material portion of the Company's or the Subsidiary's assets; (vi) guaranty of any obligation for borrowed money in excess of Two Hundred Fifty Thousand Dollars ($250,000.00); (vii) lease or agreement under which it is lessee of, or holds or operates any personal property owned by any other party, for which the annual rental exceeds One Hundred Thousand Dollars ($100,000.00); (viii) contract or group of related contracts with the same party for the supply of coal to any Person in an amount of more than One Million Dollars ($1,000,000.00) or providing for deliveries extending beyond December 31, 1998; (ix) contract or group of related contracts with the same party for the purchase of inventories, supplies or services, under which the undelivered balance of such inventories, supplies or services has a price in excess of Two Hundred Fifty Thousand Dollars ($250,000.00); (x) contract or group of related contracts with the same party for the sale of products or services (other than coal sales contracts referred to in (viii) above) under which the undelivered balance of such products or services has a sales price in excess of Two Hundred Fifty Thousand Dollars ($250,000.00); (xi) any agreement to acquire, by merging, consolidating with. or by purchasing a substantial equity interest in or substantial portion of the assets of, any business or corporation, partnership or other business organization or otherwise acquire any material assets; (xii) tariff agreements and other transportation contracts for the shipment of coal made in the ordinary course of business; or (xiii) contract which prohibits or following the Closing will prohibit the Company or the Subsidiary in any material respect from. freely engaging in any business anywhere in the world.

          (b) Purchaser either has been supplied with or has been given access to a true and correct copy of all written contracts which are referred to in
Schedule 3.20, together with all material amendments, waivers or other changes
-------------
thereto.

          (c) Neither the Company nor the Subsidiary, or, to the Shareholders' knowledge, any third party thereto, is in default, breach or violation under any contract listed in Schedule 3.20, except for such defaults, breaches or
                   -------------
violations which could not reasonably be expected to have a Material Adverse Effect on the Company or the Subsidiary.

     3.21 Employee Benefits.
          -----------------

          (a) Schedule 3.21(a) includes a complete list of all material Employee
              ----------------
Benefit Plans.

          (b) With respect to each Plan, the Company has delivered or made available re Purchaser a true, correct and complete copy of: (i) each writing constituting a part of such Plan including, without limitation, all plan documents, employee communications, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (iii) the current summary_plan description and any material modifications thereto, if any (in each case, whether or not required to be furnished under ERISA); (iv) the most recent annual financial report, if any; (v) the most recent actuarial report, if any; and (vi) the most recent determination letter from the IRS, if any are no amendments to any Plan that have been adopted or approved nor has the Company the Subsidiary undertaken to make any such amendments or to adopt or approve any new Plan

          (c) Schedule 3.21(c) identifies each Plan that is intended to be a
              ----------------
"qualified plan' within the meaning of Section 401(a) of the Code ("Qualified Plans"). Except as set forth in, Schedule 3.21, the IRS has issued a favorable
                                 -------------
determination letter with respect to each Qualified Plan and the related trust that has not been revoked, and, to the Shareholders' knowledge, there are no existing circumstances or events that have occurred that could adversely affect the qualified status of any Qualified Plan or the related trust. No [Qualified] Plan is intended to meet the requirements of Code Section 501(c)(9).

          (d) All contributions required to be made to any Plan by applicable law of regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on before the date hereof, have been fully reflected in the Financial Statements. Each Employ Benefit Plan that is an employee welfare benefit plan under Section 3(1) of ERISA is either (i) funded through an insurance company contract and is not a "welfare benefit fund" within the meaning of Section 419 of the Code, (ii) self-insured and considered unfunded, or (HE) a combination of (i) and (ii).

          (e) With respect to each Employee Benefit Plan, the Company and The Subsidiary have complied, and are now in compliance, in all material respects with all provisions of ERISA, the Code and all laws and regulations applicable to such Employee Benefit Plans and each Employee Benefit Plan has been administered in all material respects in accordance with its terms, except where such noncompliance could not reasonably be expected to have a Material Adverse Effect upon the Company or the Subsidiary. To the Shareholders' knowledge, there is not now, nor do any circumstances exist that could give rise to, any requirement for the posting of security with respect to a Plan or the imposition of any lien on the assets of the Company or the Subsidiary under ERISA or the Code.

          (f) No Employee Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code.

          (g) Except as set forth on Schedule 3.21(g), no Employee Benefit Plan
                                     ------------------
is a Multi-employer Plan or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a "Multiple Employer Plan"). Neither the Company, nor the Subsidiary or any of their respective ERISA Affiliates have, at any time during the last six years, contributed to or been obligated to contribute to any Multi-employer Plan or Multiple Employer Plan. Neither the Company, nor the Subsidiary any ERISA Affiliates have incurred any Withdrawal Liability.

          (h) To the Shareholders' knowledge, there does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability that would be a Liability the Company, or the Subsidiary, following the Closing. Without limiting the generality of the foregoing, none of the Company or the Subsidiary, their Affiliates or any ERISA Affiliate of the Company or the Subsidiary has engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA.

          (i) Except as set forth on Schedule 3.21(i), the Company and the
                                     ----------------
Subsidiary have no liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and at no expense to the Company or the Subsidiary.

          (j) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the accelerated vesting or delivery of, or increase the amount or value of any payment or benefit to any employee, officer or director of the Company or the Subsidiary. Without limiting the generality of the foregoing, no amount paid or payable by the Company or the Subsidiary in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an "excess parachute payment" within the meaning of Section 280G of the Code.

          (k) To the Shareholders' knowledge, none of the Company, the Subsidiary or any other Person, including any fiduciary, has engaged in any "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Employee Benefit Plans or their related trusts, the Company, the Subsidiary, or any Person that the Company or the Subsidiary has an obligation to indemnify, to any material tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

          (l) There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and to the Shareholders' knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the Plans, any fiduciaries thereof with respect to their duties to the Plans or the assets of any of the trusts under any of the Plans which could reasonably be expected to result in any material Liability of the Company or the Subsidiary to the Department of Treasury, the Department of Labor, any Multi-employer Plan, any Plan or any participant in a Plan.

          (m) The Company, the Subsidiary, and each member of their respective business enterprises have complied with the Worker Adjustment and Retraining Notification Act.

          (n) For purposes of this Section 3.21, the term "employee" shall be considered to include individuals rendering personal services to the Company or the Subsidiary as independent contractors.

     3.22 Banks, Directors and Officers, Life Insurance and Employees, Schedule
          ---------------------------------------------------------------------
3.22 sets forth (a) a list of all banks with which the Company or the Subsidiary
-----
has an account, deposit, certificate of deposit, or safe deposit box along with identifying numbers and the names_of all persons authorized to draw thereon or having access thereto; (b) the names of all incumbent directors and officers of the Company and the Subsidiary and of all incumbent trustees and committee members under any of the Plans (as that term is defined in Section 3.22) or related trusts; (c) a description and identification of any insurance policies held or paid for by the Company or the Subsidiary on the lives of any of their respective key employees, officers, directors or shareholders, and (d) the names and job descriptions of all of the Company's and the Subsidiary's employees whose total compensation from the Company and the Subsidiary for the fiscal year ending December 31, 1998, will exceed Twenty-Five Thousand Dollars ($25,000.00), together with a statement of the full amount paid or payable to each such person in respect of such year, a summary of the basis on which each such person is compensated if the basis is other than a fixed salary rate, and any changes in any of the foregoing since December 31, 1990. Except for any currently effective collective bargaining agreements listed on Schedule 3.26(a), no person is employed by the Company or the Subsidiary other than at the will of the Company or the Subsidiary for an indefinite period of time, and at the option of either the Company or the employee, such employee's employment with the Company may be terminated with or without cause, and with or without notice, at any time.

     3.23 No Material Adverse Change. Except as set forth on Schedule 3.23,
          --------------------------                         -------------
since December 31, 1997, except as contemplated by this Agreement: (a) neither the Company nor the Subsidiary has incurred any liability, guarantee or obligation (indirect, direct or contingent), or entered into any oral or written agreement or other transaction, that is not in the ordinary course of business or that could reasonably be expected to be material to the Company; and (b) there has been no Material Adverse Effect on the Company or the Subsidiary, nor any developments that could reasonably be expected to result in a Material Adverse Effect on the Company or the Subsidiary.

     3.24 Insurance. Schedule 3.24 sets forth a list and description of all
          ---------  -------------
policies of fire, liability, product liability, workers compensation, health and other forms of insurance presently in effect with respect to the Company's and the Subsidiary's business, true and complete copies of which have previously been made available to Purchaser. All such policies are valid, outstanding and enforceable policies. No notice of cancellation, termination or rejection of any material claim has been received by the Company or the Subsidiary with respect to any such policy in the last year. The activities and operations of the Company and the Subsidiary have been conducted in a manner so as to conform in all material respects to all applicable provisions of such insurance policies. The Company and the Subsidiary have been covered during the past five (5) years (or such shorter period as the entity has been in existence or has been a subsidiary of the Company) by insurance in scope and amount customary and reasonable for the businesses in which they have engaged during such period.

     3.25 Intellectual Property Rights.
          -----------------------------

          (a) Schedule 3.25 lists all material Intellectual Property owned or
              -------------
licensed by the Company or the Subsidiary. Except as set forth on Schedule 3.25,
                                                                  --------------
such Intellectual Property is vested in or validly granted to the Company or the Subsidiary free and clear of all Charges and is not restricted in any material way. Neither the Company nor the Subsidiary has performed any act or permitted any omission which has resulted or could reasonably be expected to result in the cessation of the Company's or the Subsidiary's valid and enforceable rights in such Intellectual Property. Except as set forth on Schedule 3.21, neither the
                                                   -------------
Company nor the Subsidiary has granted or is obligated to grant any license, sub-license or assignment in respect to any of such Intellectual Property. Neither the Company nor the Subsidiary is in breach of any license, sublicense or assignment granted to it with respect to any such Intellectual Property.

          (b) The Company and the Subsidiary own, or have the defensible right to use. all of the Intellectual Property used in their respective businesses as currently conducted, except where the failure to own or have the right to use such Intellectual Property could not reasonably be expected to have a Material Adverse Effect on the Company or the Subsidiary.

          (c) To the Shareholders' knowledge, (i) the operation of the businesses of the Company and the Subsidiary do not infringe upon the intellectual property rights of any other Person, and (ii) the Intellectual Property of the Company and the Subsidiary is not infringed by the operations of any other Person.

     3.26 Proprietary Information. Prior to or in conjunction with the Closing,
          -----------------------
the Shareholders shall have fully disclosed to Purchaser all customer lists, trade secrets, processes, inventions, formulas, methods, know-how and other proprietary information used or developed by the Company and the Subsidiary in connection with their respective business. Neither the Company nor the Subsidiary has disclosed or permitted the disclosure of any such proprietary information to any other Person, and the use by the Company and the Subsidiary of such proprietary information does not violate any other Person's proprietary rights.

     3.27 Real Property.
          --------------

          (a) Schedule 3.27(a) sets forth a true and complete list of all leases
              -----------------
and other agreements (including wheelage and right-of-way agreements) by which the Company or the Subsidiary has a leasehold interest or other contractual right in or to any real property, or has the right to receive income from any third party as a result of the use or occupancy of any real property by such third party (collectively, the "Leased Real Property"). For each Leased Real Property, the list includes: (i) an identification of the lease, sublease or license agreement therefor (or any other agreement with respect to the use or occupancy thereof) and any and all amendments or modifications thereof or side letters with respect thereto (collectively, the "Leases"); (ii) the approximate size of the premises leased thereunder (if available); (iii) the term of the lease, including any extension options; (iv) the use of such premises and the nature of any improvements located thereon; (v) the recording information of any Leases which have been recorded in the applicable real estate records offices; and (vi) the current rental or royalty (minimum and production) rate as well as the amount of royalty paid and subject to recoupment. Except as could not reasonably be expected to have a Material Adverse Effect on the Company or the Subsidiary, the Company and the Subsidiary have good and valid leasehold title to lawfully and exclusively conduct mining operations on the Leased Real Property used for mining purposes, free and clear of all Charges except for Permitted Charges. Except as could not reasonably be expected to have a Material Adverse Effect on the Company or the Subsidiary, the Company and the Subsidiary have good and marketable leasehold title to the Leased Real Property other than the Leased Real Property used for mining purposes, free and clear of all Charges except for Permitted Charges.

          (b) Schedule 3.27(b) sets forth a true and complete list of all real
              ----------------
property that the Company and the Subsidiary own in fee, whether surface or mineral (collectively, the "Owned Real Property"; the Owned Real Property and the Leased Real Property are, collectively, the "Real Property"). For each parcel of Owned Real Property, the list includes: (i) the entity in which title is vested and the deed or other instrument by which such entity acquired title (including the instrument date, the recording, information and, if title is vested in more than one entity, the percentage ownership of such entity); (ii) the approximate acreage thereof; and (iii) the use thereof and the nature of any improvements thereon. Except as could not reasonably be expected to have a Material Adverse Effect on the Company or the Subsidiary, the Company and the Subsidiary have good and valid fee title to lawfully and exclusively conduct mining operations on the Owned Real Property used for mining purposes, free and clear of all Charges except for Permitted Charges. Except as could not reasonably be expected to have a Material Adverse Effect on the Company or the Subsidiary, the Company and the Subsidiary have good and marketable fee title to the Owned Real Property other than the Owned Real Property used for mining purposes, free and clear of all Charges except for Permitted Charges.

          (c) Except as set forth on Schedule 3.27(a): (i) there is no past due
                                     ----------------
payment obligation or other material default under any of the Leases; (ii) neither the Company nor the Subsidiary or any Shareholder has received any notice (oral or written) of, or has knowledge of, any act, omission or condition which constitutes a material default, or with the passage of time and/or the giving of notice, would constitute a material default under any of the Leases;
(iii) except as could not reasonably be expected to have a Material Adverse Effect on the Company or the Subsidiary, neither the Company nor the Subsidiary has mined any coal that did not belong to it, nor mined any coal in such a reckless or imprudent manner as to give rise to any material claims for loss or waste by any lessor under any Lease; and (iv) except as could not reasonably be expected to have a Material Adverse Effect on the Company or the Subsidiary, the Leases are in good standing and in full force and effect, valid and enforceable against the parties thereto in accordance with their terms.

          (d) Subject to all of the lessors listed on Schedule 3.27(a) giving
                                                      -----------------
their consent to the transactions contemplated herein, the consummation of such transactions will not constitute a default under the terms of any of the Leases.

          (e) Except as set forth on Schedules 3.27(a) or (b), the Company and
                                     ------------------------
the Subsidiary are in actual and peaceful possession of: (i) the Real Property other than the Real Property used for mining purposes; and (ii) that portion of the Real Property used for ' i g purposes on which the Company or the Subsidiary is actively conducting coal mining operations.

          (f) Except as could not reasonably be expected to have a Material Adverse Effect on the Company or the Subsidiary, no applicable zoning or building law, ordinance, administrative regulation, urban redevelopment law, or any other law, regulation, rule, order, decree or use restriction, prohibits or interferes with, limits or impairs the use, operation, maintenance of or access to, or affects the value of, the Real Property, as now used, operated or maintained by the Company or the Subsidiary. Except as set forth on Schedules
                                                                    ---------
3.27(a) or (b), no notice of any violation of any applicable zoning or building
----------------
law, ordinance, administrative regulation, or any other law, regulation, rule, order, decree or use restriction has been received by the Company or the Subsidiary, and neither the Company nor the Subsidiary does not know of the threat of any such notice, and no condemnation proceeding has been instituted or is threatened with respect to any Real Property.

          (g) All parcels of land included in the Real Property are, and except as could not reasonably be expected to have a Material Adverse Effect on the Company or the Subsidiary, all improvements located on any parcel of Real Property are, suitable, sufficient and appropriate in all respects for their current and contemplated uses. Each parcel or contiguous parcels. as applicable, of Real Property is located adjacent to roads or streets with adequate lawful ingress and egress available between such roads or streets and such Real Property for all purposes related to the operations of the Company and the Subsidiary. To the best of the Shareholders' knowledge, no material portion of any Real Property lies in any flood plain area (as defined IN the U.S. Army Corps of Engineers or otherwise) or includes any wetlands protected by any applicable law.

          (h) Except as set forth in Schedules 3.27(a) or (b) and except for
                                     -------------------------
Permitted Charges, neither the Company nor the Subsidiary has granted any outstanding options or has entered into any outstanding contracts with others for or in connection with the sale, pledge, hypothecation, assignment, sublease, lease or other transfer of all or any part of the Real Property. Except as could not reasonably be expected to have a Material Adverse Effect on the Company or the Subsidiary, no Person or entity has any right or option to acquire, or right of first refusal or opportunity (or any similar right) with respect to, the interest of the Company and the Subsidiary in any Real Property.

     3.28 Securities Law Matters. Neither the Company nor the Subsidiary has
          ----------------------
made, directly or indirectly, any offer or sale of the common shares or securities of the same or a similar_class, or taken any other action as a result of which the offer and sale of any such common shares or securities contemplated hereby could fail to be entitled to exemption from the registration requirements of the Securities Act. As used herein, the terms "offer" and "sale" have the meanings specified in Section 2(3) of the Securities Act.

     3.29 Related Party Transactions.
          ---------------------------

          (a) Except as disclosed in Schedule 3.29, neither the Company nor the
                                     -------------
Subsidiary or any of the Shareholders, has, either directly or indirectly, a material interest in (i) any Person that purchases from or sells, leases, licenses or furnishes to the Company or the Subsidiary any goods, property, technology or intellectual or other property rights or services or has other material business relations with the Company or the Subsidiary; or (ii) any Person who is a party to a contract or agreement to which the Company or the Subsidiary are also parties or by which they may be bound or affected (the matters set forth in clauses (i) and (ii, are collectively "Related Party Transactions"). A complete list of all Related Party Transactions is set forth in Schedule 3.29.
   -------------

          (b) Other than as set forth in Schedule 3.29, and other than in or
                                         -------------
through :he Company and the Subsidiary, none of the Company, the Subsidiary, the Shareholder or any of their respective Affiliates conducts or engages in any business related to the exploring, mining, transporting, marketing and selling of coal.

     3.30 Permit Blocking. Neither the Company nor the Subsidiary has been
          ---------------
notified nor expects to be notified by the Federal Office of Surface Mining or the agency of any state administering the Surface Mining Control and Reclamation Act of 1977, as amended (or any comparable state statute), that it is (i) ineligible to receive additional surface mining permits; or (ii) under investigation to determine whether its eligibility to receive such permits should be revoked, i.e., "permit blocked," and, to the Shareholders' knowledge, there is no basis therefor.

     3.31 Powers of Attorney. There are no outstanding powers of attorney
          ------------------
executed on behalf of the Company or the Subsidiary, except as may exist in customary form in loan or credit documentation with the Company's or the Subsidiary's lenders with respect to the exercise by such creditors of rights regarding collateral.

     3.32 Notes and Accounts Receivables. Except as set forth in Schedule 3.32,
          --------------------------------                       --------------
all notes and accounts receivable of the Company and the Subsidiary shown on the Current Balance Sheet or thereafter acquired by the Company and any of the Subsidiary have been collected or are current and collectible in the ordinary course (in the case of any such note in accordance with its terms, and in the case of any such account within forty-five (45) days after billing) at the aggregate recorded amounts thereof on the Company's and the Subsidiary's books, less the bad debt reserves provided therefor on the Current Balance Sheet, as such reserves may have been adjusted on the Company's or the Subsidiary's books in the ordinary course of business to date. No note or account receivable of the Company or the Subsidiary is subject to counterclaim or setoff.

     3.33 Inventory. The Company's coal inventory consists solely of coal which
          -----------
is usable or saleable at regular market prices in the ordinary course of the Company's and the Subsidiary's respective businesses.

     3.34 Permits and Bonds.
          ------------------

          (a) The Company and the Subsidiary have all permits, licenses, franchises, approvals, certificates or authorizations (collectively, the "Permits") of any federal, state or local governmental or regulatory body required in order to permit them to carry on their respective businesses as presently conducted, all of which are in full force and effect, and none of which will be adversely affected by the transactions contemplated herein. All Permits held by the Company and the Subsidiary are listed on Schedule
                                                             --------
3.34(a)(1), (the "Hayman Permits"). No misrepresentations or willful or negligent omissions were made of any material fact in obtaining 9C, any Hayman Permits. No action or claim is pending, threatened or contemplated to revoke, suspend, modify, alter, amend or terminate any Hayman Permit, or to declare any of Hayman Permit invalid in any respect, and none of the Shareholders know of any reason for such action. Except as set forth on Schedule 3.34(a)(2), neither
                                                   ---------------------
the Company nor the Subsidiary has received any notice of noncompliance since December 31, 1997.

          (b) The Company and the Subsidiary have posted all reclamation and performance bonds required to be posted in connection with their operations. All reclamation and performance bonds posted by the Company and the Subsidiary in
------------
connection with their operations are listed on Schedule 3.34(b)(1)
                                               -------------------
(collectively, the "Bonds"). Except as disclosed on Schedule 3.34(b)(2): (i)
                                                    -------------------
each of the Company and the Subsidiary has properly carried out all reclamation with respect to its coal mining and processing operations required to date by law; and (ii) the operation of the Company's and the Subsidiary's respective coal mining and processing operations, and the state of reclamation on all of the Leased Real Property and Owned Real Property are "current" or in "deferred status" regarding reclamation obligations and otherwise are in material compliance with all applicable mining, reclamation, health and safety, zoning, land use and all other laws and regulations (including, without limitation, all aspects of the Federal Coal Mine Health and Safety Act of 1969, as amended, and the Federal Mine Safety and Health Act of 1977, as amended, and similar state laws and regulations) and in accordance with reclamation plans submitted with respect to the Hayman Permits.

     3.35 Coal Supply Agreements. Schedule 3.35 lists all coal supply agreements
          ----------------------  --------------
to which the Company or the Subsidiary is bound. Neither the Company nor the Subsidiary or any of their Shareholders know, or has any reasonable ground to know, that any customer under any coal supply contract or purchase order listed on Schedule 3.35 has terminated or expects to terminate, other than in
   --------------
accordance with the terms of such contract or purchase order, its normal business with the Company and the Subsidiary, as a result of the transactions contemplated by Agreement.

     3.36 Completeness of Statements. No statement, schedule, annex,
          --------------------------
certificate, information, representation or warranty of the Company, the Subsidiary or any of the Shareholders contained in this Agreement, or furnished by or on behalf of the Company, the Subsidiary or any of the Shareholders to Purchaser or any of its representatives or agents pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary in order to make a statement contained herein or therein, in light of the circumstances in which they were made, not misleading.

                                   ARTICLE 4
                  REPRESENTATIONS AND WARRANTIES OF PURCHASER
                  -------------------------------------------

     Purchaser represents and warrants to the Shareholders as follows:

     4.1  Organization. Purchaser is a corporation duly organized and validly
          ------------
existing under the laws of the State of Delaware, and has full corporate power and authority to own and lease its properties as such properties are now owned and leased, and to conduct its business as and where its business is now conducted.

     4.2  Authority,
          ----------

          (a) Purchaser has full right, power, authority and capacity to execute and deliver this Agreement and the Other Documents, and to perform its obligations under this Agreement and the Other Documents. This Agreement and the Other Documents constitute valid and legally binding obligations of Purchaser, enforceable in accordance with their terms.

          (b) The execution and delivery of this Agreement and the Other Documents, the consummation of the transactions contemplated hereby and thereby, and the performance and fulfillment of the obligations and undertakings hereunder and thereunder by Purchaser will not violate any provision of, result in the breach of, cause or permit the acceleration of or result in the termination or cancellation of: (i) any performance required by the terms of Purchaser's articles of incorporation or bylaws; (ii) any contract, agreement, arrangement or undertaking to which Purchaser is a party or by which it may be bound; (iii) any judgment, decree, writ, injunction, order or award of any arbitration panel, court or governmental authority; or (iv) any applicable law, ordinance, rule or regulation of any governmental body.

          (c) The execution, delivery, performance and consummation of the transactions contemplated by this Agreement and the Other Documents have been duly authorized by all requisite corporate action. All other consents, approvals, authorizations, releases or orders required of or for Purchaser for the authorization, execution, delivery, performance and consummation of the transactions contemplated by, this Agreement and the Other Documents will be obtained by the Closing.

                                   ARTICLE 5
                         COVENANTS OF THE SHAREHOLDERS
                         -----------------------------

     The Shareholders hereby covenant and agree with Purchaser that:

     5.1  Consents. The Shareholders shall: (i) procure, upon reasonable terms
          ----------
and conditions, all consents and approvals; (ii) complete all filings, registrations and certificates; and (iii) satisfy all other requirements prescribed by law, including obtaining any approval necessary under antitrust laws, which are necessary to consummate the transactions contemplated in this Agreement and the Other Documents.

     5.2  Post-Closing Assistance.  In case at any time after the Closing any
          -----------------------
further action is necessary or desirable to consummate the transactions contemplated by this Agreement and the Other Documents, the Shareholders will promptly take or cause to be taken such further action (including the execution and delivery of such further instruments and documents) as Purchaser may reasonably request.

     5.3  Cooperation. The Shareholders shall cooperate fully, completely and
          -----------
promptly with Purchaser in connection with satisfying all conditions to, and effecting the transactions contemplated by, this Agreement and the Other Documents.

     5.4  Representations and Warranties. The Shareholders shall not cause or
          ------------------------------
permit any representations or warranties made in this Agreement, including, without limitation, representations and warranties contained in Article 3 of this Agreement, to be untrue or incomplete as of the Closing.

     5.5  Publicity. Except as required by applicable law, without the prior
          ---------
written consent of Purchaser, none of the Shareholders shall disclose or publish, or permit the disclosure or publication of, any information concerning the execution and delivery of this Agreement and the Other Documents, or the transactions contemplated by this Agreement and the Other Documents, to any Person.

     5.6  Resignations. At the Closing, the Shareholders shall, on request of
          ------------
Purchaser, cause the individuals identified as officers or directors of the Company or the Subsidiary to resign as officers and/or directors of the Company and the Subsidiary, and shall cause the Persons identified as trustees or committee members of the Plans to resign as trustees and/or committee members of the Plans, which resignations shall be effective immediately after the Closing.

     5.7  Permits. In the event that not all of the Permits are available for
          -------
use by the Company and the Subsidiary immediately following the transactions contemplated by this Agreement, the Shareholders, Purchaser, the Company and the Subsidiary shall cooperate in any reasonable arrangement designed to provide Purchaser, the Company and the Subsidiary the benefits under any such Permits until such Permits are available for use by the Company and the Subsidiary, provided that the Company, the Subsidiary and Purchaser will bear all of the expenses of so doing and Purchaser will see that the Shareholders are relieved from any liability in connection therewith as quickly as practicable after the Closing.

                                   ARTICLE 6
                            COVENANTS OF PURCHASER
                            ----------------------

     Purchaser covenants and agrees with the Shareholders that from the date hereof through the Closing:

     6.1  Cooperation. Purchaser shall cooperate fully, completely and promptly
          -----------
with the Shareholders in connection with satisfying all conditions to, and effecting the transactions contemplated by, this Agreement and the Other Documents.

     6.2  Representations and Warranties. Purchaser will not cause or permit any
          ------------------------------
of its representations and warranties made in this Agreement, including, without limitation, its representations and warranties contained in Article 4 of this Agreement, to be untrue or incomplete as of the Closing.

     6.3  Publicity. Except as required by applicable law, without the prior
          ---------
written consent of the Shareholders, Purchaser shall not disclose or publish, or permit the disclosure or publication of, any information concerning the execution and delivery of this Agreement, or the transactions contemplated by this Agreement, to any Person.

     6.4  Ownership and Control. As soon as practicable after the Closing, and
          ---------------------
in any event within thirty (30) Business Days after the Closing Date, Purchaser shall take all necessary and appropriate action, pursuant to all applicable statutes or regulations, to give notice to any appropriate agencies, of the change in ownership and control of the Company resulting from the Purchase pursuant to this Agreement.

     6.5  Post Closing Liabilities. Purchaser will cause the Company and the
          ------------------------
Subsidiary to pay and satisfy all of their debts, obligations and liabilities following the Closing, and will protect the Shareholders from and indemnify them against, such debts, obligations and liabilities, except in the case of any Shareholders to the extent such Shareholders are obligated to indemnify the Purchaser pursuant to Article 10 below with respect to any such debts, obligations or liabilities.

                                   ARTICLE 7
                    CONDITIONS TO OBLIGATIONS OF PURCHASER
                    --------------------------------------

     The obligations of Purchaser to consummate the transactions contemplated herein shall be subject to the satisfaction of the following conditions at or before the Closing:

     7.1  Representations, Warranties and Covenants. The representations and
          -------------------------------------------
warranties of the Shareholders contained herein shall be true on the Closing Date, with the same effect as though made at such time, except to the extent of changes permitted by the terms of this Agreement. The Shareholders, the Company and the Subsidiary shall have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by them prior to the Closing.

     7.2  No Material Adverse Effect. No Material Adverse Effect with respect to
          ----------------------------
the Company or the Subsidiary shall have occurred since the date of this Agreement.

     7.3  Opinion of Counsel for the Shareholders. Purchaser shall have received
          -----------------------------------------
an opinion from Greenebaum, Doll & McDonald, counsel for the Shareholders, dated the Closing Date, substantially in the form attached hereto as Annex 7.3.

     7.4  Statutory Requirements. All statutory requirements for the valid
          ----------------------
consummation by Purchaser of the transactions contemplated in this Agreement and the Other Documents shall have been fulfilled, and all Approvals required to be obtained to permit the consummation by Purchaser of the transactions contemplated by this Agreement and the Other Documents, and to permit the businesses presently carried on by the Company and the Subsidiary to continue unimpaired in all material respects immediately following the Closing, shall have been obtained.

     7.5  Ancillary Agreements. The Shareholders, the Company and the Subsidiary
          --------------------
shall have executed all Other Documents, including, without limitation, the Power Equity Agreement and the Francis Release and all such executed agreements shall have been delivered to Purchaser.

     7.6  Deliveries. At or before the Closing, the Shareholders shall (i)
          ------------
deliver to Purchaser all instruments necessary or otherwise reasonably requested by Purchaser to duly and properly transfer and convey title to the Shares as contemplated by this Agreement and (ii) make all other deliveries contemplated in this Agreement.

     7.7  Financing. Purchaser shall have arranged financing with such lenders,
          ---------
in such amounts, at such rates, and upon such terms as Purchaser deems, in Purchaser's sole discretion, necessary and sufficient to consummate the transactions contemplated in this Agreement and the Other Documents.

     7.8  Closing. The Closing shall occur on or before September 2, 1998 (the
          ---------
"Closing Date"), unless the Closing Date is extended by the mutual written agreement of the parties hereto.

     7.9  Third-Party Consents and Approvals. The parties shall have obtained
          ------------------------------------
all third party consents and approvals (all on terms and conditions satisfactory to Purchaser in its sole and absolute discretion) that are necessary for: (a) the consummation of the transactions contemplated by this Agreement and the Other Documents; and (b) the assignment and transfer of the Shares to Purchaser; provided, however, that, notwithstanding the foregoing, neither Purchaser nor any Shareholder shall be required to pay any remuneration to third parties in exchange for such party's consent or approval, or to file any lawsuit or other action to obtain any such consent or approval.

     7.10 No In-junction. No injunction or order of any court or administrative
          ---------------
agency or instrumentality shall be in effect, and no statute, rule or regulation of any governmental authority or competent jurisdiction shall have been promulgated or enacted, as of the Closing which restrains or prohibits the transactions contemplated by this Agreement and the Other Documents.

     7.11 No Pending Action. No action, suit or other proceeding by any Person
          -------------------
to restrain or prohibit the transactions contemplated by this Agreement and the Other Documents shall be pending.

     7.12 Due Diligence. Purchaser shall be satisfied, in its sole discretion,
          ---------------
with the results of its due diligence of the Company and the Subsidiary and their respective assets and liabilities, including, without limitation: (i) all rights, title, interests and Liabilities of the Company and the Subsidiary; (ii) the terms and conditions of all agreements to which the Company or the Subsidiary is a party (including but not limited to the terms and conditions of all lease agreements_under which the Company or the Subsidiary has any interest, especially terms authorizing Purchaser to conduct highwall mining under such lease agreements); (iii) the mineability, quantity and quality of the coal reserves of the Company and the Subsidiary; and (iv) the magnitude of the reclamation obligations (regardless of whether such obligations are "current" or in "deferred status ").

     7.13 Board Approval. Purchaser's board of directors shall have approved
          ----------------
this Agreement, and the transactions contemplated hereunder.

     7.14 Kindill Agreement. Purchaser shall have consummated the transactions
          -----------------
contemplated by the Kindill Agreement.

     7.15 Fairness Opinion. Purchaser shall have received an opinion of
          ----------------
Rothschild Inc. that the transactions contemplated by this Agreement and the Other Documents are fair from a financial point of view to Purchaser.

     7.16 Subsidiary Ownership. The Company shall have acquired one hundred
          --------------------
percent (100%) of the membership interests of the Subsidiary.

                                   ARTICLE 8
                 CONDITIONS TO OBLIGATIONS OF THE SHAREHOLDERS
                 ---------------------------------------------

     The obligations of the Shareholders to consummate the transactions contemplated herein shall be subject to the satisfaction of the following conditions at or before the Closing:

     8.1  Representations. Warranties and Covenants. The representations and
          -------------------------------------------
warranties of Purchaser contained herein shall be true on the Closing Date, with the same effect as though made at such time, except to the extent of changes permitted by the terms of this Agreement. Purchaser shall have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Closing.

     8.2  Statutory Requirements. All statutory requirements for the valid
          ----------------------
consummation by the Shareholders of the transactions contemplated in this Agreement and the Other Documents shall have been fulfilled, and all Approvals required to be obtained in order to permit the consummation by the Shareholders of the transactions contemplated in this Agreement and the Other Documents shall have been obtained.

     8.3  Deliveries. At or before the Closing, Purchaser shall make all of its
          ------------
deliveries contemplated in this Agreement.

     8.4  Third-Party Consents and Approvals. The parties shall have obtained
          ------------------------------------
all third party consents and approvals that are necessary for: (a) the consummation of the transactions contemplated by this Agreement and the Other Documents; and (b) the assignment and transfer of the Shares to Purchaser; provided, however, that notwithstanding the foregoing, neither Purchaser nor the Shareholders shall be required to pay any remuneration to third parties in exchange for such party's consent or approval, or to file any lawsuit or other action to obtain any such consent or approval.

     8.5  No Injunction. No injunction or order of any court or administrative
          -------------
agency or instrumentality shall be in effect, and no statute, rule or regulation of any governmental authority or competent jurisdiction shall have been promulgated or enacted, as of the Closing which restrains or prohibits the transactions contemplated by this Agreement and the Other Documents.

     8.6  No Pending Action. No action, suit or other proceeding by any Person
          -----------------
to restrain or prohibit the transactions contemplated by this Agreement and the Other Documents shall be pending.

     8.7  Closing. The Closing shall occur on or before the Closing Date, as
          ---------
such date may be extended by the mutual written agreement of the parties hereto.

                                   ARTICLE 9
                            THE CLOSING/TERMINATION
                            -----------------------

     9.1  Date and Place. The Closing shall be held on the Closing Date at 10:00
          ----------------
a.m. simultaneously in the offices of Brown, Todd & Heyburn PLLC, 2700 Lexington Financial Center, 250 West Main Street, Lexington, Kentucky 40507 and Greenebaum Doll & McDonald PLLC, 3300 National City Tower, Louisville, Kentucky 40202, or at such other place or time on the Closing Date as the parties may mutually agree.

     9.2  Deliveries. At or before the Closing, the parties shall make all of
          ------------
the deliveries contemplated in this Agreement.

     9.3  Termination. In the event the Closing shall not be held by the Closing
          -------------
Date, as it may be extended by mutual written agreement of the parties hereto, any party may terminate this Agreement upon written notice to the other parties. If this Agreement is terminated pursuant to this Section 9.3, all parties shall be released from all further obligations under this Agreement and the Other Documents and shall have no further obligation to negotiate any such agreements; provided, however, that termination pursuant to this Section 9.3 shall not relieve the defaulting or breaching party hereunder from any liability to the other party hereto resulting from the default or breach hereunder of such defaulting or breaching party occurring prior to the date of termination.

                                  ARTICLE 10
         SURVIVAL OF REPRESENTATIONS AND WARRANTIES -- INDEMNIFICATION
         -------------------------------------------------------------

     10.1 Survival. Each of the parties' representations, warranties, covenants
          --------
and agreements (including undisclosed Liabilities) set forth in this Agreement shall survive the Closing for a period of one (1) year, with the exception, however, of the warranties and representations made by the Shareholders in
Section 3.3 which shall survive the Closing indefinitely.

     10.2 Indemnity by the Shareholders. Subject to the limitations set forth in
          -----------------------------
Section 10.5 below, each of the Shareholders shall jointly and severally indemnify the Company, the Subsidiary and Purchaser against, and hold the Company, the Subsidiary and Purchaser harmless from, and shall pay to the Company, the Subsidiary or Purchaser, as applicable, the full amount of, any loss, claim, damage, liability or expense (including reasonable attorneys' fees, but excluding all special, exemplary, punitive and consequential damages) (each, a "Loss") resulting to the Company, the Subsidiary or Purchaser, either directly or indirectly, from: (a) any material inaccuracy in any representation or warranty, or any breach of any covenant or agreement, by the Company, the Subsidiary, or the Shareholders contained in this Agreement or in any of the Other Documents; and (b) any liability for any fee or commission owed to a broker or other Person pursuant to an agreement signed by the Company, the Subsidiary or the Shareholders with respect to the transactions contemplated by this Agreement.

     10.3 Indemnity by Purchaser. Purchaser shall indemnify and hold the
          ----------------------
Shareholders harmless from and against, and shall pay to the Shareholders the full amount of, any Loss resulting to the Shareholders, either directly or indirectly, from: (a) any material inaccuracy in any representation or warranty, or any breach of any covenant or agreement, by Purchaser contained in this Agreement or any of the Other Documents; (b) any liability for any fee or commission owed to a broker or Other Person pursuant to an agreement signed by Purchaser with respect to the transactions contemplated by this Agreement; and
(c) any liability of the Shareholders arising from the Shareholders' maintaining any rights or obligations under Permits until such Permits are available for use by the Company and the Subsidiary as contemplated by Section 5.7.

     10.4 Remedies Right of Offset.. Upon the occurrence of any event for which
          -------------------------
Purchaser or any Shareholder is entitled to indemnification under this Agreement, they shall have all the rights and remedies at law and in equity available to them. Without limiting the foregoing, the Shareholders hereby agree to pay promptly upon receipt of notice from the Company, the Subsidiary or Purchaser the amounts which the Shareholders may owe to the Company, the Subsidiary or Purchaser from time to time by reason of the provisions of this Agreement or otherwise. If any Shareholders fail or refuse to pay any such amounts promptly after the request of the Company, the Subsidiary or Purchaser, then the Company, the Subsidiary and Purchaser, at their election, may offset any such amounts against any payments due and owing to such Shareholders. The party or parties suffering any Loss shall be obligated to take all reasonable actions to mitigate the damages suffered with respect to the Loss.

     10.5 Limitations on Indemnity Obligations.
          -------------------------------------

          (a) The Shareholders' liability under this Article 10 shall be limited to the following Losses incurred by Purchaser, the Company or the
Subsidiary:

               (i) The Shareholders shall, in the aggregate, be liable for Losses pursuant to this Section 10 only to the extent that the cumulative aggregate amount of all such Losses exceeds Two Hundred Fifty Thousand Dollars ($250,000) (the "Deductible");

               (ii) The aggregate amount of Losses for which each of the Shareholders shall be liable pursuant to this Section 10 shall not exceed the portion of the Purchase Price received by the Shareholder for his or her Shares;

               (iii) The Shareholders' liability for Losses shall be net of any insurance proceeds to which Purchaser, the Company or the Subsidiary is entitled under any applicable insurance and net of any other compensatory payments received by Purchaser, the Company or the Subsidiary, so long as doing so does not cancel or void any insurance coverage or policy of Purchaser, the Company or the Subsidiary; and

               (iv) The Shareholders" liability for Losses shall be limited to the net amount thereof after all tax benefits realized by Purchaser, the Company or the Subsidiary in connection therewith, and the amount of indemnification paid by Shareholders with respect to Losses shall be deemed a reduction of the Purchase Price received by such Shareholders for their Shares.

          (b) Purchaser's liability under this Article 10 shall be limited to the following Losses incurred by the Shareholders:

               (i)   Purchaser shall be liable for Losses pursuant to this
Section 10 only to the extent that the cumulative aggregate amount of all such Losses exceeds the Deductible, provided, however, that Purchaser, the Company and the Subsidiary shall be liable for all claims under Sections 6.5 and 10.3(c) without regard to the Deductible;

               (ii) The aggregate amount of Losses for which Purchaser shall be liable pursuant to this Section 10 shall not exceed the Purchase Price; and

               (iii) Purchaser's liability for Losses shall be limited to the net amount thereof after all tax benefits realized by the Shareholders in connection therewith.

     10.6 Control of Indemnified Matters. If a third-party claim is made against
          ------------------------------
an indemnified party that may result in a Loss to the indemnified party, the indemnifying party will be entitled to participate in the defense thereof, and if it so chooses, to assume the defense thereof with counsel selected by the indemnifying party and reasonably satisfactory to the indemnified party. If the indemnifying party elects to assume the defense of such third-party claim, the indemnifying party will not be liable to the indemnified party for legal expenses subsequently incurred by the indemnified party in connection with the defense thereof. If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense. The indemnifying party shall be liable for the fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has not assumed the defense thereof. If the indemnifying party chooses to defend or prosecute any third-party claim, all of the parties hereto shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the indemnifying party's request) the provision to the indemnifying party of records and information which are reasonably relevant to such third-party claim, and making employees available on a mutually convenient and reasonable basis to provide additional information and explanation of any material provided hereunder. Whether or not the indemnifying party shall have assumed the defense of a third-party claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such third-party claim without the indemnifying party's prior written consent (which consent shall not be unreasonably withheld). Notwithstanding any provision in this Section 10.6, an indemnifying party shall have no right to participate in or in any way assume the defense of a third-party claim if such third-party claim seeks an order, injunction, non-monetary claim or other equitable relief against the indemnified party.

                                  ARTICLE 11
                                  ARBITRATION
                                  -----------

     11.1 Dispute Resolution. All controversies, disputes or claims arising
          ------------------
among the parties in connection with, or with respect to, any provision of this Agreement or any of the Other Documents, which has not been resolved within twenty (20) days after either Purchaser or the Shareholders have notified the other in writing of such controversy, dispute or claim, shall be submitted for arbitration in accordance with the rules of the American Arbitration Association or any successor thereof. Arbitration shall take place at an appointed time and place in Lexington, Kentucky.

     11.2 Selection of Arbitrators. Purchaser and the Shareholders each shall
          --------------------------
select one (1) arbitrator (who shall not be counsel for such party), and the two
(2) so designated shall select a third arbitrator. If either party shall fail to designate an arbitrator within seven (7) calendar days after arbitration is requested, or if the two (2) arbitrators shall fail to select a third arbitrator within fourteen (14) calendar days after arbitration is requested, then such arbitrator shall be selected by the American Arbitration Association or any successor thereto upon application of either party. Judgment upon any award of the majority of arbitrators shall be binding and shall be entered in a court of competent jurisdiction. Subject to the provisions of this Agreement, including but not limited to (S)12.14, the award of the arbitrators may grant any relief that a court of general jurisdiction has authority to grant, including, without limitation, an award of damages and/or injunctive relief, and shall assess, in addition, the cost of the arbitration, including the reasonable fees of the arbitrator, reasonable attorneys' fees and costs of all prevailing parties, against all non-prevailing parties.

     11.3 Temporary Injunctive Relief. Nothing herein contained shall bar the
          ---------------------------
right of any of the parties to seek and obtain temporary injunctive relief from a court of competent jurisdiction in accordance with applicable law against threatened conduct that will cause loss or damage, pending completion of the arbitration, and the prevailing party therein shall be entitled to an award of its reasonable attorneys' fees and costs.

     11.4 Arbitration Rules. All disputes and claims shall be determined by
          -----------------
arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "Rules") in effect on the date hereof, except that such Rules shall be modified by this Agreement.

     11.5 Arbitration Proceedings. All arbitral proceedings arising under, or in
          -----------------------
connection with, this Agreement shall be governed by the Federal Rules of Civil Procedure. Notwithstanding the previous sentence, the arbitrators' award shall be made no later than ninety (90) days after their appointment. Subject to the parties' right to be treated fairly, the arbitrators may shorten the periods of time otherwise applicable to the arbitral proceedings under the Rules or the Federal Rules of Civil Procedure to permit the award to be made within the time limitation set forth in the previous sentence.

                                  ARTICLE 12

                                 MISCELLANEOUS
                                 -------------

     12.1 Notices. All notices under this Agreement ("Notices") shall be given:
          ---------
(i) by personal delivery; (ii) by facsimile transmission; (iii) by registered or certified mail, postage prepaid, return receipt requested; or (iv) by nationally recognized overnight or other express courier services, as follows:

          (a)  If to Purchaser:

               West Virginia - Indiana Coal Holding Company, Inc.
               1500 North Big Run Road
               Ashland, Kentucky 41102
               Attention: Walter Reed
               Telephone No.: (606) 928-3433
               Telecopy No.: (606) 928-0450

               With a copy to:

               Paul E. Sullivan, Esq.
               Brown, Todd & Heyburn PLLC
               2700 Lexington Financial Center
               Lexington, Kentucky 40507
               Telephone No.: (606) 231-0000
               Telecopy No.: (606) 231-0011

          (b)  If to the Shareholders:

               Stephen Addington
               1500 North Big Run Road
               Ashland, Kentucky 41102
               Telephone No.: (606) 928-3433
               Telecopy No.: (606) 928-0450

               and

               Charles J. Helms, Jr.
               Kindill Mining, Inc.
               313 Frederica Street, Suite 301
               P.O. Box 845
               Owensboro, Kentucky 42302
               Telephone No.: (502) 684-0363
               Telecopy No.: (502) 691-9835

               With a copy to:

               John H. Stites, III, Esq.
               Greenebaum. Doll & McDonald PLLC
               3300 National City Tower
               Louisville, Kentucky 40202-3197
               Telephone No.: (502) 587-3544
               Telecopy No.: (502) 540-2144

All Notices shall be effective and shall be deemed delivered: (i) if by personal delivery, on the date of delivery if delivered during normal business hours of the recipient, and if not delivered during such normal business hours, on the next Business Day following delivery; (ii) if by facsimile transmission or overnight courier service, on the next Business Day following dispatch of such facsimile or overnight courier package; and (iii) if by mail, on the third (3rd) Business Day after dispatch thereof. Either party may change its address by Notice to the other party.

          (c) Charles J. Helms, Jr. is hereby appointed by the other Shareholder other than Stephen Addington, and agrees to act, as Agent for such Shareholders under this Agreement for the limited purpose of receiving notices to the Shareholders (other than Stephen Addington) under this Agreement from the Purchaser and providing copies of all notices received from the Purchaser, the Company or the Subsidiary under this Agreement to said other Shareholders promptly upon receipt. If the Agent is unable to deliver a copy of any notice to any Shareholder, the Agent will promptly advise the Purchaser, the Company and the Subsidiary so that they can otherwise seek to deliver the notice. Together with Stephen Addington, the Agent shall appoint arbitrators on behalf of the Shareholders as provided in (S)11.2 and shall otherwise, acting with Greenebaum. Doll & McDonald PLLC as counsel to the Shareholders, oversee and handle the investigation, defense and resolution of any claims for indemnification against the Shareholders asserted by Purchaser, the Company or the Subsidiary, unless Stephen Addington or a majority of the other Shareholders elect to otherwise defend and handle any such claim for indemnification.

     12.2 Waivers. No waiver or failure to insist upon strict compliance with
          ---------
any obligation, covenant, agreement or condition of this Agreement shall operate as a waiver of, or an estoppel with respect to, any subsequent or other failure.

     12.3 Expenses. Each party shall assume its respective expenses incurred in
          ----------
connection with the transactions contemplated by this Agreement and the Other Documents. The Shareholders agree that the Company has not and will not bear any costs or expenses related to this Agreement.

     12.4 Headings; Interpretation. The headings in this Agreement have been
          ------------------------
included solely for ease of reference and shall not be considered in the interpretation or construction of this Agreement. All references herein to the masculine, neuter or singular shall be construed to include the masculine, feminine, neuter or plural, as applicable.

     12.5 Annexes and Schedules. The Annexes and Schedules to this Agreement are
          -----------------------
incorporated herein by reference and expressly made a part hereof.

     12.6 Entire Agreement. All prior negotiations and agreements by and among
          ----------------
the parties hereto with respect to the subject matter hereof are superseded by this Agreement and the Other Documents, and there are no representations, warranties, understandings or agreements with respect to the subject matter hereof other than those expressly set forth in the Agreement, the Other Documents or an Annex or Schedule delivered in connection herewith or therewith. No amendment, modification or other change to this Agreement shall be enforceable unless in writing and signed by the party against whom enforcement is sought.

     12.7 Representations and Warranties, Etc, The representations and
          -------------------------------------
warranties of each party contained herein shall not be deemed to be waived or otherwise affected by any investigation made by any other party hereto. As used in this Agreement, the term "Shareholders' knowledge, " and all other references to matters which are known by or to the Shareholders, shall refer to matters which are known, or which with the exercise of reasonable care should have been known, by the Shareholders after consultation with the Company's and the Subsidiary's current corporate officers, directors, plant managers, shift supervisors and foreman, and after their due investigation of corporate records (except that if the Shareholders are required to make "due inquiry" with respect to any matter, they shall make such additional inquiry as a reasonable person would make under the circumstances).

     12.8  Governing Law. This Agreement shall be governed by, and construed and
           ---------------
interpreted in accordance with, the laws of the Commonwealth of Kentucky. Each party agrees that any action brought in connection with this Agreement against another shall be filed and heard in Fayette County, Kentucky, and each party hereby submits to the jurisdiction of the Circuit Court of Fayette County, Kentucky, and the U.S. District Court for the Eastern District of Kentucky, Lexington Division.

     12.9  Brokers. The parties covenant and agree with one another that they
           ---------
have not dealt with any broker or finder in connection with any of the transactions contemplated in this Agreement and, insofar as they know, no broker or other Person is entitled to a commission or finders' fee in connection with these transactions. Each party shall indemnify and hold the other parties harmless from and against any claim by any agent or broker claiming by or through it or any of its Affiliates for any fee or other compensation due or allegedly due that broker or other Person.

     12.10 Counterparts. This Agreement may be executed in any number of
           ------------
counterparts, including by means of facsimile, each of which shall be an original, but all of which together shall constitute one and the same instrument.

     12.11 Benefit and Binding Effect. This Agreement shall be binding upon, and
           --------------------------
shall inure to the benefit of, the Shareholders and their heirs, personal representatives, successors and assigns, and Purchaser and each of its successors and assigns; provided, however, that no party to this Agreement shall assign his or its rights or obligations hereunder without the express written consent of the other parties, which consent shall not be unreasonably withheld, and no party shall be released of its obligations under this Agreement as a result of such assignment. However, notwithstanding anything to the contrary in this Section 12. 11, Purchaser may assign its rights under this Agreement to an Affiliate of Purchaser.

     12.12 Specific Performance. Subject to Article 11, the parties shall be
           ---------------------
entitled to specific performance, injunctive relief and other equitable relief for breaches of the other parties' covenants and agreements, and such relief may be awarded by the arbitrators pursuant to Article 11. Therefore, it is agreed the parties will not, in any action to enforce this Agreement, assert that there is an adequate remedy at law for the default under which such action or proceeding is based.

     12.13 Severability. If any provision of this Agreement or its application
           --------------
will be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of all other applications of that provision, and of all other provisions and applications hereof, will not in any way be affected or impaired. If any court shall determine that any provision of this Agreement is in any way unenforceable, such provision shall be reduced to whatever extent is necessary to make such provision enforceable.

     12.14     No Consequential Damages. Except as prohibited by law, each party
               -------------------------
waives any right it may have to claim or recover any special, exemplary, punitive or consequential damages, or any damages other than, or in addition to, actual damages.

          IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date set forth in the preamble hereto.

PURCHASER:                    WEST VIRGINIA-INDIANA COAL
                              HOLDING COMPANY, INC.


                              By:   /s/ Illegible
                                    -------------

                              Title:     Vice President
                                         --------------

SHAREHOLDERS:                 /s/ Charles J. Helm, Jr.
                              ------------------------
                              STEPHEN ADDINGTON*


                              /s/ Charles J. Helm, Jr.
                              ------------------------
                              GEORGE JACKSON SPARKS*


                              /s/ Charles J. Helm, Jr.
                              ------------------------
                              ROBERT HATTON*


                              /s/ Charles J. Helm, Jr.
                              ------------------------
                              W. TODD SKAGGS*


                              /s/ Charles J. Helm, Jr.
                              ------------------------
                              RHONDA D. GAVENDER*


                              /s/ Charles J. Helm, Jr.
                              ------------------------
                              CHARLES J. HELMS, JR.


                              /s/ Charles J. Helm, Jr.
                              ------------------------
                              GILBERT WAYNE LAWERENCE*


                              /s/ Charles J. Helm, Jr.
                              ------------------------
                              DAVID A. ISON*


                              /s/ Charles J. Helm, Jr.
                              ------------------------
                              WILLIE BEGLEY*


                              /s/ Charles J. Helm, Jr.
                              ------------------------
                              MICHAEL P. MOORE*


                              /s/ Charles J. Helm, Jr.
                              ------------------------
                              MARVIN LINWOOD JONES*

*Charles J. Helms, Jr. as attorney in fact for these Shareholders.